Exhibit 99.1

Sandusky, Ohio, January 10, 2014 – First Citizens Banc Corp (NASDAQ:FCZA) (“First Citizens”) reported net income attributable to common shares of $753 thousand, or $0.10 per share, for the fourth quarter of 2013, a decrease of 55.1% compared with $1.7 million, or $0.22 per share, for the prior year period. For the twelve-month period ended December 31, 2013, First Citizens reported net income available to common shareholders of $5.0 million or $0.65 per share, an increase of 14.5% compared to $4.4 million, or $0.57 per share, in the same period of 2012. During the fourth quarter, First Citizens recognized a non-cash pension expense of approximately $1.5 million after tax, or $0.19 per share.

“During the fourth quarter, we accomplished several key initiatives,” said James O. Miller, President and CEO of First Citizens. “We sold $4.8 million of nonperforming loans, we issued $25 million of preferred convertible stock, we began the process to repay the CPP funds and we finished the year with over $861 million in total loans, an increase of 5.6% over 2012. As we look to 2014, we have continued momentum in the loan portfolio and are reviewing strategies to improve the efficiency ratio.”

Results of Operations:

Net interest income for the fourth quarter of 2013 increased $331 thousand, or 3.3%, from the prior year’s fourth quarter and for the twelve months ended December 31, decreased $604 thousand, or 1.5%, when compared to the same period of 2012. The increase in net interest income for the quarter was due to a decrease in interest expense of $245 thousand or 17.5%. The decrease in net interest income for the year was due a decrease in interest income of $1.9 million, or 4.0%. The decrease in interest income, due primarily to decreased yields, was partially offset by an increase in average loans outstanding of $35.9 million, or 4.9%, when compared to the fourth quarter of 2012 and an increase of $38.4 million, or 4.9%, when compared to the twelve months of 2012. The decline in interest income for the year was further offset by the decrease in interest expense of $1.3 million, or 20.7% compared to the same period ended 2012. Mr. Miller continued, “Throughout most of 2013, our net interest income trailed to 2012. During the fourth quarter we have seen this trend reduced. While interest income continues to be pressured by the continued low interest rate environment, we have been successful at increasing average loans outstanding.”

The provision for loan losses for the fourth quarter and twelve-months ended 2013 decreased $835 thousand, or 100.0%, and $5.3 million, or 82.8%, compared to the three and twelve-month periods ended 2012, respectively. The decrease in provision for loan losses is due to improving asset quality.

Noninterest income increased $199 thousand, or 7.3%, compared to the prior year’s fourth quarter and increased $862 thousand, or 7.7%, when compared to the twelve months of 2012. The twelve-month increase was due to an increase in wealth management revenue of $464 thousand, as well as several smaller increases. The increase in wealth management revenue is due to both an increase in asset valuations as well as an increase in accounts. Both factors have contributed to an overall 15.5% increase in assets under management of $62.8 million to $468.1 million.

Noninterest expense increased $2.9 million, or 31.4% when compared to the prior year’s fourth quarter and $5.3 million, or 13.9%, when compared to the twelve months of 2012. The increase in non-interest expense was primarily attributable to a one-time noncash increase in pension expense of $2.3 million related to a number of early retirements. The increase is also attributable to an increase in salary and benefit costs, specifically to increased heath insurance costs as well as additional personnel that have been added. Mr. Miller continued, “As the recession progressed, we added experienced bankers in several areas including revenue producing individuals. We have a team in place that can take us to our growth goals. Now that we are moving out of the recession we have also begun to review strategies to improve our efficiency ratio.”

Balance Sheet

Total assets increased $31.9 million, or 2.8%, from December 31, 2012 to December 31, 2013. Total loans increased $45.7 million, or 5.6%, from December 31, 2012 to December 31, 2013. Mr. Miller continued, “During the fourth quarter we were successful in adding $41.7 million in loans. We also added a group of four mortgage lenders in the vibrant Dublin market. We are excited about the opportunity that this group provides us in a market that consistently outperforms the rest of the state of Ohio. We also continue to have a strong commercial pipeline going into 2014 and while the economy is improving slowly, we are optimistic in our continued ability to grow the loan portfolio.”

Total deposits increased $16.1 million, or 1.7%, from December 31, 2012 to December 31, 2013. Total shareholder’s equity increased $21.8 million, or 21.0%, from December 31, 2012 to December 31, 2013. During the fourth quarter, First Citizens issued $25 million of Series B Convertible Preferred Stock resulting in net proceeds of $23.1 million. First Citizens is awaiting approval from the Federal Reserve to redeem the $23.2 million of Series A Preferred Stock. Mr. Miller continued, “We successfully completed the offering of our Series B preferred stock in late December. We expect to have approval from the Federal Reserve to redeem our Series A Preferred Stock shortly. Our goal is to have the Series A redeemed prior to the increase in the interest rate on February 14th. “

Asset Quality

Nonperforming assets decreased $11.7, million or 31.2%, from December 31, 2012 to December 31, 2013. Nonperforming assets to total assets also decreased 109 basis points to 2.21% from December 31, 2012 to December 31, 2013. The decrease in nonperforming assets is due to the continuing workout of nonperforming loans as well as the sale of a pool of $4.8 million in nonperforming loans during the fourth quarter. Mr. Miller continued, “Our continued ability to improve our asset quality profile allowed us to greatly reduce the provision for loan losses during 2013.”

First Citizens Banc Corp is a $1.1 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 28 locations in Central and North Central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company's common shares are traded on the Nasdaq Capital Market under the symbol FCZA.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of First Citizens. For these statements, First Citizens claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about First Citizens, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in First Citizens’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of First Citizens’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. First Citizens does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O. Miller

President and CEO of

First Citizens Banc Corp

888-645-4121

Todd A. Michel

Senior Vice President and Controller of

First Citizens Banc Corp

888-645-4121

First Citizens Banc Corp

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2013	2012	2013	2012
Interest income	11,443	11,357	44,881	46,762
Interest expense	1,153	1,398	4,907	6,184

Net interest income	10,290	9,959	39,974	40,578
Provision for loan losses	—	835	1,100	6,400

Net interest income after provision	10,290	9,124	38,874	34,178
Noninterest income	2,939	2,740	12,062	11,200
Noninterest expense	12,087	9,202	43,384	38,074

Income before taxes	1,142	2,662	7,552	7,304
Income tax expense	99	696	1,373	1,725

Net income	1,043	1,966	6,179	5,579
Preferred stock dividends and discount accretion	290	290	1,159	1,193

Net income available to common shareholders	753	1,676	5,020	4,386
Dividends per common share	$0.04	$0.03	$0.15	$0.12
Earnings per common share, basic and diluted	$0.10	$0.22	$0.65	$0.57
Average shares outstanding, basic and diluted	7,707,917	7,707,917	7,707,917	7,707,917
Selected financial ratios:
Return on average assets	0.35%	0.68%	0.53%	0.49%
Return on average equity	3.99%	7.42%	5.97%	5.36%
Dividend payout ratio	29.56%	11.76%	18.71%	16.58%
Net interest margin (tax equivalent)	3.85%	3.80%	3.79%	3.97%

Selected Balance Sheet Items

	December 31,	December 31,
	2013	2012
	(unaudited)
Investment securities	$199,613	$203,961
Loans	861,241	815,553
Less allowance for loan losses	16,528	19,742

Net loans	844,713	795,811
Total assets	1,168,868	1,136,971
Total deposits	942,475	926,389
Federal Home Loan Bank advances	37,726	40,261
Securities sold under agreements to repurchase	20,053	23,219
Subordinated debentures	29,427	29,427
Total shareholders’ equity	125,810	103,980
Shares outstanding at period end	7,707,917	7,707,917
Book value per share	$10.31	$10.48
Tangible book value per share	7.20	7.26
Equity to asset ratio	10.76%	9.15%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.92%	2.42%
Non-performing assets to total assets	2.21%	3.30%
Allowance for loan losses to non-performing loans	64.33%	53.21%
Non-performing asset analysis
Nonaccrual loans	$20,459	$29,854
Troubled debt restructurings	5,234	7,250
Other real estate owned	173	471

Total	$25,866	$37,575